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                                   EXHIBIT 2.2

                  Stock Purchase Agreement dated June 12, 1996
                   regarding acquisition of Tele-Action, S.A.




                  The exhibits to the Stock Purchase Agreement,
                     which are identified therein, have been
                 omitted pursuant to Item 601 of Regulation S-K.
               The registrant undertakes to furnish supplementally
                 a copy of any of such omitted schedules to the
                Securities and Exchange Commission upon request.

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                               STOCK PURCHASE AGREEMENT

                                          OF


                                  TELE-ACTION, S.A.

In Madrid, on June 12, 1996.

                                   BY AND BETWEEN:

SITEL CORPORATION, a Company duly organized and validly existing in accordance with the laws of Minnesota (USA), having its corporate registered office at 13215 Birch Street, Omaha, NE 68164, USA, duly represented herein by Mr. Barry Major, pursuant to powers of attorney a copy of which is attached as Exhibit 1 (hereinafter called "SITEL CORP.");

SITEL HISPANICA, S.A., a Company duly organized an validly existing in accordance with the laws of Spain, having its registered office at Jose Abascal, 45, Madrid (Spain), pending registration, duly represented herein by Mr. Barry Major, pursuant to powers of attorney a copy of which is attached as Exhibit 1 (hereinafter called the "BUYER"), and together with SITEL CORP. as parties of the first part;

PALLAS UNION INVESTMENT COMPANY B.V., a Company duly organized and validly existing in accordance with the laws of Netherlands, having its registered office at Herengracht, 214, 1016 BS, Amsterdam, Holanda, duly represented herein by Mr. Manuel Perez-Sala Gozalo, pursuant to powers of attorney a copy of which is attached as Exhibit 2, (hereinafter called "PALLAS").

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TRIANA 24, S.L. a Company duly organized and validly existing in accordance with the laws of Spain, having its registered office at Narciso Serra, 14, Madrid, duly represented herein by Messrs. Vicente Lopez and Antonio Diaz, pursuant to powers of attorney a copy of which is attached as Exhibit 2, (hereinafter called "TRIANA").

MR. VICENTE LOPEZ LOPEZ, of age, domiciled at Narciso Serra 14, Madrid and with National Identity Card number 51434803-H,

MR. ANTONIO F. DIAZ PONTE, of age, domiciled at Narciso Serra 14, Madrid and with National Identity Card number 32359826-E,

MR. CESAR LOPEZ PEREZ, of age, domiciled at Narciso Serra, 14, Madrid and with National Identity Card number 7489418-C,

as parties of the second part (TRIANA, PALLAS, Mr. Lopez, Mr. Lopez Perez and Mr. Diaz Ponte all of them hereinafter collectively called the "SELLERS").

MR. LOPEZ LOPEZ, MR. DIAZ PONTE and MR. LOPEZ PEREZ, are sometimes hereinafter collectively called the "FOUNDERS".

TRIANA AND PALLAS, are sometimes hereinafter collectively called the "GUARANTORS".

                                       WHEREAS:

I. TELE-ACTION, S.A. is a Company duly organized and validly existing in accordance with the laws of Spain, having its registered office at Narciso


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    Serra, 14 Madrid, and duly recorded at the Commercial Registry of Madrid at page M-966 (hereinafter called the "COMPANY").

II. The COMPANY is engaged in the business of providing sales and marketing services through the telephone system as well as through employees of the COMPANY.

III. The COMPANY has a capital stock of FIFTY (50.000.000.-) million Pesetas, represented by 5.000 registered shares, each having a par value of 10.000.- Pesetas, all of which are fully paid-up (hereinafter the "SHARES"). The SHARES are owned by the SELLERS as follows:

    TRIANA:                                      3.050 shares or 61%
    PALLAS:                                      1.750 shares or 35%
    Mr. Lopez Lopez:                             119 shares or 2'38%
    Mr. Diaz Ponte:                              80 shares or 1'60%
    Mr. Lopez Perez:                             1 share or 0'02%

IV. BUYER and SITEL CORP. with the cooperation of SELLERS, have:

    a. carried out a legal due diligence of the COMPANY and of its subsidiaries through J&A Garrigues, who have prepared the relevant due diligence report, and

    b. carried out a financial and tax due diligence of the COMPANY and its subsidiaries for the year ended December 31, 1995 through Coopers & Lybrand who have prepared their own report.

V.  The SELLERS, are willing to sell the SHARES and the


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    BUYER to purchase them.

Now the contracting parties, acknowledging their respective capacity to validly enter into this Stock Purchase Agreement, execute it in accordance with the following

                                       CLAUSES:

FIRST.- SALE OF 69'20% OF THE SHARES. The SELLERS will sell and transfer to the BUYER, who will purchase, on the Closing Date (as hereinafter defined), 3.460 shares of the COMPANY, representing 69'20% of the SHARES, free of any and all charges, liens, options and/or other third party rights (said shares hereinafter called the "69'20% SHARES"). Exhibit 3 sets forth the numbers of shares to be sold by each of the SELLERS.

SECOND.- PRICE FOR THE 69'20% SHARES. The price to be paid for the 69'20% SHARES will be fourteen million nine hundred and seventy four thousand three hundred and fourty two (14.974.342) US dollars, which will be paid in full by means of bankers drafts ("cheques bancarios") on the date of formalizing the transfer of the stock before a Spanish Notary public or Stock-broker, which date will be the date hereof (hereinafter called the "Closing Date"). Each of the SELLERS will receive the portion of the price stated in Exhibit 3.

THIRD.- SALE OF 30'80% OF THE SHARES. The GUARANTORS will sell to the BUYER, and the BUYER will purchase, 1.540 shares of the COMPANY, equivalent to an additional 30'80% of the SHARES, which are those listed in Exhibit 4, within 15 days next following the second anniversary of the Closing Date (hereinafter called the "30'80% SHARES" and

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the "Second Closing", respectively). The 30'80% SHARES will be sold to BUYER free of any and all charges, liens, options and/or third party rights.

FOURTH.- PRICE FOR THE 30'80% SHARES. The price to be paid for the 30'80% SHARES will be calculated in Pesetas in the following manner:

A. i) In the event that the COMPANY's average consolidated Ebitda (as defined in Exhibit 5 and hereinafter called the "AVERAGE EBITDA") during the calendar years of 1996 and 1997 would be in excess of 1.084 million Pesetas, then the price for the 30'80% SHARES will be equal to 30'80% of an amount equal to the AVERAGE EBITDA times 6.8, minus the COMPANY's outstanding net debt as at December 31, 1997 up to a maximum amount of 100 million Pesetas; outstanding net debt will be understood as long and short term financial debt, excluding any debt incurred by the COMPANY for the payment of the 1199 million Pesetas dividend and outstanding as of that date, minus cash and marketable securities. The AVERAGE EBITDA will be calculated by COOPERS & LYBRAND on the basis of a full audit (to be paid by the BUYER), and revised, at SELLERS's option and cost, by ARTHUR ANDERSEN, and any discrepancies between them will be finally solved by PRICE WATERHOUSE.

    ii) In the event that the COMPANY's AVERAGE EBITDA would be equal or less than 1.084 million Pesetas, then the price for the 30'80% SHARES will be 30'80% of an amount equal to the


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         AVERAGE EBITDA times 5.8, minus the COMPANY's outstanding net debt as at December 31, 1997, up to a maximum of 100 million Pesetas.

    iii) In no case shall the price to be paid for the 30'80% SHARES be less than 1.397.977.350.- Pesetas, of which 908.685.278.- Pesetas correspond to TRIANA and 489.292.072.- Pesetas to PALLAS. The price for the 30'80% SHARES shall be paid as indicated in paragraph B. below.

B. TRIANA will be entitled to receive the payment for its shares either in Pesetas in cash or in SITEL's stock, by notice in writing to SITEL, at least 90 days prior to the Second Closing; should he (it) choose to receive SITEL's stock, the calculation for the number of SITEL's shares will be made on the average quoted value of SITEL's stock during the last 30 business days preceding the payment, taking into consideration the average buyer/seller exchange rate Peseta to the Dollar in the Madrid Stock Exchange during the last 30 days preceding the payment. Failure to provide such notice by TRIANA shall be deemed a choice to receive the price in cash.

C. PALLAS is hereby paid the sum of 489.292.072.- Pesetas, equivalent to the minimum guaranteed portion of the purchase price for its share of the 30'80% SHARES, by means of a promissory note guaranteed by BARCLAYS BANK, S.A. a copy of which is attached hereto as Exhibit 5 bis. PALLAS does hereby formally acknowledge having received full payment in respect of said amount. Given that PALLAS has


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    agreed with BANKINTER, S.A. the assignment to the latter of the right to collect said amount of 489.292.072.- Pesetas, PALLAS hereby instructs BUYER to issue the promissory note in the name of BANKINTER, S.A.

D. BUYER, SITEL CORP. and the FOUNDERS hereby undertake to make their best efforts to achieve a minimum AVERAGE EBITDA of 1084 million Pesetas and to diligently manage the COMPANY towards that target.

FIFTH.-

This Clause Fifth is left without any wording or contents.

SIXTH.- AUDIT AS AT MAY 31, 1996. It is agreed that Coopers & Lybrand, S.A. shall audit, at BUYER's cost, the balance sheet of the COMPANY as at May 31, 1996 and the profit and loss account for the period between January 1 and May 31, 1996 (hereinafter called the "AUDIT"). The results of the AUDIT will be reviewed by Arthur Andersen on behalf of the SELLERS and at their own cost. The AUDIT will be conducted applying the same accounting principles and criteria applied in the preparation of the accounts for the year 1995, and no provisions will be made applying different principles and criteria nor in respect of liabilities or contingencies disclosed in any of the Exhibits. The AUDIT will be finished not later than July 15, 1996.

In the event that the net equity of the COMPANY as at May 31, 1996 resulting from the AUDIT would be less than 60'2 million Pesetas, after deducting the 1199 million Pesetas dividend declared by the COMPANY and referred to in Clause Eleventh C.3 (ii) hereof), SELLERS shall


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reimburse BUYER any shortfall on a Peseta to Peseta basis, and the payment will be made in US dollars at the exchange rate of 129,6825.- Pesetas to the dollar, once the parties herein have received the AUDIT report.

Should the SELLERS disagree with some of the results of the AUDIT, any discrepancy shall be finally and definitely settled by Price Waterhouse, and SELLERS and BUYER accept the decision of Price Waterhouse as final and binding upon them, hereby expressly waiving any right of appeal before any jurisdiction, including arbitration proceedings.

SEVENTH.- REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

The SELLERS represent and warrant to the BUYER as follows:

A.  TITLE TO THE SHARES AND AUTHORITY TO SELL.

    SELLERS represent and warrant to BUYER that they have as of the date hereof:

    (a) full legal title and ownership to the SHARES, free and clear of any options, liens, encumbrances, commitments, or of any rights or interest therein in favour of any other parties;

    (b) full right, power and authority to sell, transfer and deliver to BUYER the SHARES at the time and manner agreed herein;

    (c) all the necessary legal authority and capacity to enter into this Agreement and to consummate the provisions hereof;


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    and further, that neither SELLERS nor the COMPANY are subject to any restriction of any character which would prevent their entering into and consummating the transactions herein contemplated since the SELLERS hereby waive all the rights that they enjoy under the by-laws of the COMPANY in respect of the transfer of the SHARES.

B. ORGANIZATION AND STANDING.

    The COMPANY is a corporation duly organized, validly existing and in good standing under the laws of Spain and has the corporate power to own its property and to carry on its business as now conducted.

C.  PERMITS AND LICENSES.

    The COMPANY has obtained all of the operation permits, licenses and any other governmental or regulatory authorization required to engage in its present activities, including, but not limited to, operating licenses, authorizations, etc. The COMPANY complies in all material respects with all applicable safety and/or regulatory laws and regulations. Copies of licenses etc., where appropriate, are attached hereto as Exhibit 6.

D.  BY-LAWS.

    Complete copy of the By-laws of the COMPANY, as amended to date, are annexed hereto as Exhibit 7.


                                          9

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E.  CAPITAL STOCK.

    The total issued and outstanding capital stock of the COMPANY is 50.000.000.- Pesetas and it is represented by 5.000.- shares, common, registered, each having a par value of 10.000.- Pesetas (in this Agreement called the SHARES"). The SHARES represent 100% of the issued and outstanding capital stock of the COMPANY, and all the SHARES have been duly and validly issued and are fully paid.

F.  ABSENCE OF OPTIONS AND WARRANTS.

    There are no outstanding options, warrants, conversion rights or any other rights issued by the COMPANY to purchase or convert any obligation into shares of the COMPANY stock and, as of the date of this Agreement, the COMPANY has not otherwise resolved to issue or sell any new or existing shares of its stock.

G.  BUSINESS OF THE COMPANY.

    The COMPANY is engaged in the business of providing sales and marketing services through the telephone system as well as through employees of the COMPANY. The COMPANY's registered office is located at Narciso Serra, 14, Madrid, Spain.

H.  SUBSIDIARIES.

    The COMPANY has the participation in subsidiaries as described in Exhibit
    8.


                                          10

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I.  FINANCIAL STATEMENTS.

    The Audited Balance Sheet of the COMPANY as of December 31, 1995, its Audited Profit and Loss Account for the year 1995, the Balance of TELE PROMOTION, S.A. as of December 31, 1995 and its Profit & Loss Account for the year 1995 (hereinafter called the "FINANCIAL STATEMENTS"), a copy of which is attached hereto as Exhibit 9, (i) fairly present the financial position and results of operations of the COMPANY and of TELE PROMOTION, S.A. as of the date thereof and the periods covered thereby, (ii) reflect all assets owned by the COMPANY and TELE PROMOTION, S.A. as of the date thereof; and (iii) reflect all claims against and the debts and liabilities of the COMPANY and of TELE PROMOTION, S.A. as of the date thereof which under Spanish generally accepted accounting principles should have been reflected in the FINANCIAL STATEMENTS.

J.  TITLE TO REAL PROPERTY.

    The COMPANY owns the real properties described in Exhibit 10, and they are subject to no mortgages, other "derechos reales de garantia" or reservations of ownership, except as set forth in such Exhibit. Attached to
    Exhibit 10 is a complete copy of the acquisition title of the real properties owned by the COMPANY.

K.  TITLE TO ASSETS.

    The COMPANY owns outright and has full legal title to all properties and assets reflected in the FINANCIAL STATEMENTS as owned by it, subject to no


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    mortgages, pledges, "derechos reales de garantia", or other reservations of ownership, other than as set forth in Exhibit 11.

L.  LEASES.

    Exhibits 12 and 13 hereto contain true and complete copies of all contracts relative to all real or personal properties leased or subleased to or by the COMPANY, and each such lease is in full force and effect with no material defaults thereunder, and the present transaction will have no significant adverse effect on any of the material leases contained in Exhibits 12 and 13.

M.  ABSENCE OF CERTAIN TAX WAIVERS.

    There are not now in force any waivers or agreements by the COMPANY for the extension of time for the assessment of any tax (as defined in Sub-Clause
    7. CC.)  or to postpone compliance of any of its tax obligations.

N.  ABSENCE OF CHANGES.

    Since December 31, 1995, there has been no material adverse changes in the net worth of or in the business, operations or condition, financial or otherwise, of the COMPANY, except as set forth in Exhibit 14.

O.  LITIGATION.

    There are no actions, suits, investigations, or proceedings pending or threatened, in writing,


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    against or affecting or which may affect the COMPANY, in any court or by or before any governmental body or agency, including tax authorities and/or tax jurisdictions, and the COMPANY is not subject to any order, court judgement or decree, arbitration award, stipulation or consent to any agreement with any governmental body or agency which affects or may affect the business or operations of the COMPANY, except as stated in Exhibit 15.

P.  FINDERS FEE.

    This Agreement has been made and the negotiations leading to it were initiated and have been carried out without the intervention, of any broker, finder or other similar person, other than Baring Brothers International Ltd., whose fees will be fully borne by the SELLERS, except for their retainer fees paid by the COMPANY for services rendered prior to December 31, 1995.

Q.  CONTRACTS.

    (a) A list of all outstanding contracts, together with a copy thereof, presently in force with the COMPANY and involving an amount of more than 5 million Pesetas or having a residual duration of more than a year from the date hereof is herewith attached as Exhibit 16.

         All the contracts listed are in full force and effect, without known material default by any of the parties thereto and are enforceable in accordance with their terms.


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    (b)  The COMPANY is not a party to any material agreement for the supply or receipt of technology or technical assistance except as listed in
         Exhibit 17 and the transactions contemplated in this Agreement will have no effect on the continuity thereof unless otherwise indicated in
         Exhibit 17.

    (c) The COMPANY is not in default under any contract, agreement, lease, mortgage or other instrument, or other obligations however created, to which it is a party or by which it may be bound or to which it is subject, except as stated in Exhibit 18.

    (d) SELLERS have no knowledge or reason to believe that any of its current substantial customers or suppliers would cease to trade with the COMPANY or would substantially reduce trade or materially change their relationship with the COMPANY because of this Agreement.

R.  CANCELLATION OF CONTRACTS.

    Except as set forth in Exhibit 19, there are no contracts having clauses which allow the right to the respective counterparts to cancel the respective contracts and/or to be entitled to receive any compensation because of the Agreement.

S.  DIRECTORS.

    The name and annual compensation of the present directors of the COMPANY is set forth in Exhibit 20.


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    Other than the amounts indicated in said Exhibit 20 the COMPANY is not obligated to pay any compensation nor is liable for any amount of money for whatever reason to any present or former director of the COMPANY.

T.  POWERS OF ATTORNEY.

    All powers of attorney granted by the COMPANY, of whatever kind, which are presently in force are listed in Exhibit 21.

U.  INSURANCE.

    The COMPANY has maintained up to the date hereof adequate insurance on its personnel, as required by law or by legally binding agreement. The COMPANY has maintained up to the date hereof adequate insurance to carry on its business. Such insurance policies, a copy of which is attached hereto as
    Exhibit 22, are in full force and effect and are in line with good management practices and the relevant contracts have been regularly fulfilled. The GUARANTORS' representation regarding the adequateness of the COMPANY'S insurance will expire 60 days from the date hereof.

V.  PATENTS, TRADEMARKS AND TRADENAMES.

    The COMPANY has registered and owns the exclusive rights to use the tradenames, trademarks, patents and other industrial property rights listed in Exhibit 23. Except as set forth in Exhibit 23 the operations of the COMPANY neither use nor require license under any patents, copyrights, trademarks,


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    or tradenames, and SELLERS have no knowledge of any rights of third parties with respect to any patent, patent application, invention or device which would materially reduce the sales of or affect adversely any material methods, of providing services now rendered.

W.  ACCOUNTS RECEIVABLE.

    The accounts receivable of the COMPANY included in the FINANCIAL STATEMENTS as well as those generated since December 31, 1995 until the date hereof:

    (a) are true, accurate and genuine obligations collectible in the aggregate to the extent of their full face value; and

    (b) have been, or will be, fully collected by the COMPANY, except for: (Y) the reserves set out in the FINANCIAL STATEMENTS for the accounts receivable generated on or before December 31, 1995, or in the books and accounting records of the COMPANY for those generated after December 31, 1995, and (Z) the proceeds of the collection of those accounts receivable which have been set out in the FINANCIAL STATEMENTS or in the books and accounting records of the COMPANY since December 31, 1995.

X.  CONSULTANTS.

    All the COMPANY's consultants, including financial advisors, accountants, auditors and attorneys, are listed in Exhibit 24, together with adequate information (including duration and compensation) on


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    the relevant contracts, if any.

    Except as set forth in said Exhibit 24, there are no agreed or foreseeable compensations or commission payments to or any present or former consultant of the COMPANY.

Y.  PERSONNEL, UNION CONTRACTS AND BENEFIT PLANS.

    (a) Attached hereto as Exhibit 25 is a complete list of all the employees of the COMPANY indicating their position, seniority and present annual compensation, as well as their condition of fixed, temporary or partial time employees.

    (b) Except as described in Exhibit 26, the COMPANY has no collective bargaining contracts, no labour union representation or contests, nor any other material labour difficulties in effect, or threatening.

    (c) Except as described in Exhibit 26, the COMPANY has no pension plan or profit sharing plan in effect as of the date of this Agreement.

Z.  BANK ACCOUNTS AND LOANS. GUARANTEES.

    (a) Exhibit 27 sets forth all bank accounts maintained by the COMPANY together with the names of the authorized signatories on each such bank account.

    (b) Exhibit 28 sets forth all loans owed by the COMPANY to any bank or financial institution


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         and all lines of credit, as well as discount facilities, granted to the COMPANY and the terms and conditions thereof.

    (c) Exhibit 28 also specifies all guarantees and/or letters of patronage in force issued by SELLERS and/or other persons in favour of the COMPANY's banks to cover loans made and/or credits granted to the COMPANY.

AA. INDEBTEDNESS OF OTHERS.

    Except as indicated in Exhibit 28, the COMPANY is not a guarantor nor indemnitor for any indebtedness of any other person, firm or corporation, except as endorser of checks of commercial paper received and deposited or discounted in the ordinary course of business.

BB. COMPLIANCE WITH LAWS.

    The COMPANY is in compliance in all material respects with:

    (a) all applicable laws and regulations including, but no limited to, employment practices, terms and conditions, or unfair labour practices, exchange control and antitrust.

    (b) all applicable data protection, zoning, and other general, regional or local laws, regulations or covenants, concerning the services rendered by the COMPANY as well as the properties, buildings, fixtures and equipment, owned or leased by the COMPANY. SELLERS have no


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         knowledge of any pending or proposed legislation or regulatory changes which would materially affect the business, activities or properties of the COMPANY as presently conducted.

CC. TAXES.

    For the purpose of this Agreement, the term tax or taxes includes, but is not limited to, direct or indirect national and local taxes of any kind, custom duties, other governmental charges, and penalties and interest thereon.

    The COMPANY has filed, or caused to be filed, for correct amounts with the appropriate authorities and complying with existing regulations in all material respects, all tax declarations or the like required by law to be filed; no tax claim or proceeding or the like is pending or has been notified or is otherwise in progress, except as set forth in Exhibit 29; all direct taxes which are due and payable by the COMPANY for all years up to the date hereof have been paid or adequately reserved for, as the case may be; all indirect and other taxes due and payable by the COMPANY in the period up to the date hereof have been regularly paid or reserved for, as the case may be; and, in general, the COMPANY has been and will be up to the Closing Date in compliance with all obligations arising from Spanish laws and regulations in tax matters, as well as from such laws and regulations of any other applicable jurisdiction.

    Complete and correct copies of the income tax


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    returns of the COMPANY for the 1994, 1993, 1992, 1991 and 1990 fiscal years have been prior to the date hereof delivered to the BUYER.

DD. SOCIAL SECURITY CHARGES.

    The COMPANY has filed and performed all declarations, returns and other accomplishments or requirements with respect to social security and welfare laws and regulations; all social and welfare charges and contributions of the COMPANY, as well as those charges of their employees to be withheld by the employer, have been paid or withheld, as the case may be, in full, as soon as they come due; and, except as set forth in Exhibit 30 no claim or proceeding is pending has been notified or is otherwise in progress or threatened with regard to social security and contributions.

EE. GOVERNMENTAL SUBSIDIES (SUBVENCIONES).

    The COMPANY has not obtained, nor has applied for, any governmental subsidies.

FF. NO UNDISCLOSED LIABILITIES.

    The COMPANY has no liabilities whatsoever, either accrued, absolute, contingent or otherwise, and do not know of any basis for any past, present or future claim against the COMPANY for any liabilities incurred prior to the date hereof, except to the extent disclosed in the FINANCIAL STATEMENTS or recorded in the books and accounting records of the COMPANY if incurred after December 31, 1995 and except for liabilities under contracts or


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    commitments referred to and disclosed in the Agreement or any Exhibit hereof.

GG. ZONING AND SIMILAR MATTERS.

    None of the offices, buildings, or equipment of the COMPANY or the operations or maintenance thereof violates any zoning ordinance, regulation, restrictive covenant or any provision of laws, the enforcement of which would in any material respect interfere with the continued operations of the business of the COMPANY substantially in the manner in which the business is now being conducted, or would materially affect the value of the COMPANY properties and assets. All of the offices, buildings or equipment of the COMPANY which are necessary for the normal operations of the business are in good operating condition and in a state of reasonable maintenance and repair.

HH. SERVICES.

    None of the services being offered by the COMPANY is in violation of any applicable law or regulation, including the legislation protecting the personal data of individuals, applicable to the business and activities of the COMPANY.

EIGHTH.-

A. All the representations and warranties set forth in Clause Seventh above are applicable, "mutatis mutandis", to the subsidiaries listed in Exhibit 8.

B.  As an exception to A. above, GUARANTORS will only be


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    liable to BUYER in respect of Action Data Base, S.A. and Action Servicos de
    Publicidade, S.A., up to the value attributed to each of them, respectively, in the FINANCIAL STATEMENTS.

NINTH.- ACTIONS FOLLOWING DECEMBER 31, 1995.- SELLERS represent and warrant to BUYER that since December 31, 1995, the COMPANY has carried on its business and operations in the ordinary course and has used its best efforts to conduct its business efficiently and retain intact its business organization and, in particular, but not by way of limitation, has not, except as stated herein or in the Exhibits hereto:

(a) Declared or paid any dividend or made any distribution to its Stockholders, except for a dividend in the gross amount of 1.199.000.000.- Pesetas declared and paid at the Annual Shareholders Meeting held today.

(b) Except as contemplated herein, issued or sold any shares of its capital stock, or granted or made any option, warrant, or any other right to purchase or convert any obligation into shares of capital stock.

(c) Except in the ordinary course of business incurred any obligation for money borrowed, including any new discount lines, or mortgage, pledged or otherwise subjected to any other "derecho real de garantia" any of the assets of the COMPANY, or acquired or disposed of any real property.

(d) Made any investment in the share capital of any firm, entity, or corporation, exceeding the sum of 20.000.000.- Pesetas per transaction.


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

(e) Modified any employment contracts with any of its managers or made, adopted, altered, revised or amended any pension, bonus, profit-sharing, or other employee benefit plan, or granted any material salary increase, bonus or termination compensation to any person, save as specified in Exhibit 31.

(f) Except in the ordinary course of business, made any commitment in excess of 20.000.000.- Pesetas for a period longer than one year, entered into any commitments or contracts in excess of 20.000.000.- Pesetas or renewed, extended, modified, terminated or waived any material right under any present commitment or contract, except as specified in Exhibit 32.

(g) Except in the ordinary course of business entered into, renewed, extended, modified, terminated, or waived any significant right under any material lease, license, or concession, except as specified in Exhibit 33.

(h) Made any expenditure for, or incurred any obligations in respect of, fixed assets, fixtures and other capital items (except those expenditures and obligations occurring in the ordinary course of business not exceeding 20.000.000.- Pesetas on any individual item) and/or except as set forth in
    Exhibit 34.

(i) Except as contemplated hereby or in the ordinary course of business, entered into or engaged in any transaction with SELLERS and/or any corporation, person, or other entity, controlled by or under common control with the COMPANY including, without limitation, repayment of any indebtedness to any of such SELLERS, corporation, person or other entity.

(j) Made any payments in respect of any liabilities or obligations except in the ordinary course of business.

(k) Made any amendment to its By-Laws or merged or consolidated with or sold all or substantially all its assets to, any other corporation, or changed the character of its business.

TENTH.- GENERAL QUALIFICATIONS.

A. The representations and warranties made by SELLERS under Clauses 7, 8 and 9 are not made or given, and shall not be interpreted and given effect as if the same were made or given, independently from the provisions and information contained or referred to in this Agreement. SELLERS, therefore, shall not be liable for breaches of warranties or undertakings in respect of facts that are contemplated in this Agreement, or disclosed in the Exhibits hereto.

B. The representations and warranties made by SELLERS under Clause 7 referring to the FINANCIAL STATEMENTS shall not cover the accounting treatment given to such factual situation, to the extent such accounting treatment is acceptable under Spanish accounting standards as applied by the COMPANY in the previous years.

C. SELLERS make no representation or warranty to the BUYER or SITEL CORP., express or implied, with respect to any matter in connection with the purchase and sale of the COMPANY or this Agreement except as set forth in Clauses 7, 8 and 9.

D. BUYER and SITEL CORP. agree that the representations and warranties made by SELLERS in Clauses 7, 8 and 9 and the corresponding indemnification provisions in this Agreement, substitute in full and will, thus, exclude the application of, the rights and remedies available under the Spanish Civil and Commercial Code in respect of SELLERS' contractual obligations in general, and under sale and purchase contracts in particular, including the right to claim for "SANEAMIENTO POR VICIOS OCULTOS".

    The BUYER is entitled to claim remedies available under the Civil and Commercial Codes against the responsible SELLERS only in respect of defects in the title to their respective SHARES being sold to the BUYER ("SANEAMIENTO POR EVICCION").

E. BUYER and SITEL represent and warrant to the SELLERS that the BUYER is purchasing the SHARES in the COMPANY on the basis of the terms of the warranties and undertakings given by the SELLERS in Clauses 7, 8 and 9 above, and on the basis of the remedies and indemnification provisions agreed with SELLERS and contained in this Agreement.

ELEVENTH.- ACTIONS TO TAKE PLACE AT THE CLOSING DATE.

A.  At the Closing Date SELLERS shall:

    1. Formalize the transfer of the 69'20% SHARES before the Spanish Notary public or Stock-broker to that effect mutually designated by the parties, producing the relevant documents, including their respective title ownership and certificates regarding the shares being transferred.

    2. Deliver the resignation of all the members of the Board of Directors of the COMPANY, excluding Messrs Vicente Lopez and Antonio Diaz Ponte.

B.  At the Closing, BUYER shall:

    1. Deliver to each of the SELLERS banker's drafts in the amounts indicated in Exhibit 3.

    2. Cooperate with SELLERS in order to implement the transfer of the 69'20% SHARES.

    3. Deliver to PALLAS a promissory note in the form attached as Exhibit 5 bis, representing the payment of 489.292.072.- Pesetas which is the guaranteed portion of the purchase price to be received by PALLAS at the Second Closing.

    4. Cause the COMPANY to execute with TRIANA a Services Agreement in the form attached as Exhibit 35.

    5. Lend to the COMPANY the sum of 1199 million Pesetas, which will be used to pay the dividend described in C.3(ii) below.

C.  At the Closing, SELLERS and BUYER shall:

    1.   Execute an Escrow Agreement in the form
         attached as Exhibit 36, it being understood that the FOUNDERS will not be parties thereto.

    2. Execute a Shareholders Agreement governing the management and administration of the COMPANY between the Closing Date and the Second Closing, in the form attached as Exhibit 37.

    3.   Hold a Special Shareholders Meeting in order to:

           (i) approve the Annual Accounts for the year ended December 31, 1995 as well as the management of the COMPANY by the Board of Directors.

          (ii)     Distribute a gross dividend in the amount of 1.199 million
                   Pesetas.

         (iii) Appoint a new Board of Directors composed of six members, four appointed by SITEL and two by TRIANA; and

         (iv) Amend the COMPANY's by-laws, which will be drafted in the manner attached as Exhibit 38.

TWELTH.- CONDITIONS TO THE CLOSING. The Closing of the transaction shall take place in Madrid on the date hereof and simultaneously to the execution of the Agreement, provided that each and all of the following conditions precedent will have been met:

A.  That the business and financial condition of the

    COMPANY will not have been substantially affected in a negative manner, since December 31, 1995.

B. That all the Representations and Warranties offered by SELLERS in this Agreement will continue to be true, complete and correct as at the Closing Date.

C. That any and all consents, authorizations and permits from the relevant authorities and regulatory bodies, including the prior verification of this transaction by the Ministry of Economy and Finance of Spain, will have been obtained.

THIRTEENTH.- SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE SELLERS.


All the representations and warranties made by SELLERS in this Agreement or in any Exhibit hereto shall survive the Closing Date for a period:

A. Which will expire two years after the date hereof in the case of all matters not covered by Sub-Clause 7.CC.- Taxes and Sub-Clause 7.DD.- Social Security Contributions; and

B. Which will expire together with the respective statute of limitations in the case of matters covered by Sub-Clause 7.CC.- Taxes and Sub-Clause 7.DD.- Social Security Contributions.

FOURTEENTH.- BUYER'S AND SITEL CORP'S REPRESENTATIONS AND WARRANTIES. BUYER and SITEL CORP. represent and warrant to SELLERS as follows:

A. SITEL is a corporation duly organized, validly existing and in good standing under the laws of Minnesota, USA, and the shares representing its capital stock are quoted and listed in the NASDAQ.

B. BUYER is a corporation duly organized and in the process of being registered under the laws of Spain and its shares are fully owned directly or indirectly by SITEL CORP.

C. BUYER has full right, power, capacity and authority to purchase the 69'20% SHARES and the 30'80% SHARES and to pay cash and/or SITEL CORP. stock in exchange as agreed herein, to enter into, execute and deliver this Agreement and to consummate the transactions contemplated herein; BUYER is not subject to any restriction which would prevent BUYER from entering into this Agreement and consummating the transactions herein contemplated; and this Agreement is the valid and binding obligation of BUYER enforceable against BUYER in accordance with its terms.

D. SITEL is duly authorized to execute this Agreement and to assume its obligations hereunder.

E. This Agreement is made and the negotiations leading to it were initiated and have been carried out without the intervention on BUYER's behalf of any broker, finder or any similar person, other than Alex. Brown & Sons, Incorporated whose fees will be fully borne by BUYER.

FIFTEENTH.- SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF BUYER.

All representations and warranties made by BUYER in this Agreement or any Exhibit hereto or on any document furnished or required to be furnished pursuant to this Agreement by BUYER to SELLERS shall survive the Closing Date for a period of two years following the date hereof.

SIXTEENTH.- DISCLOSURE AND RELIANCE.

A.  SELLERS represent and warrant to BUYER that:

    (a) No representation or warranty by SELLERS in this Agreement nor any Exhibit hereto binding upon SELLERS contains any untrue statement or a material untrue fact or omits to state a material fact necessary to make the statements contained therein not misleading.

    (b) The foregoing representations and warranties are made by SELLERS with the knowledge and expectation that BUYER is placing complete reliance thereon.

B.  BUYER represents and warrants to SELLERS that:

    (a) No representation or warranty by BUYER in this Agreement nor any Exhibit hereto, nor any statement, schedule or certificate furnished to SELLERS pursuant hereto or in connection with the transactions contemplated hereby, contains any material untrue statement or a material fact, or omits to state a material fact necessary to make the statements contained therein not materially misleading.

    (b) The foregoing representations and warranties are made by BUYER with the knowledge and expectation that SELLERS are placing complete reliance thereon.

SEVENTEENTH.- HOLD HARMLESS CLAUSE.

A. Without prejudice of the purchase price adjustment established in Clause Sixth hereof, GUARANTORS agree to indemnify and hold BUYER harmless in the percentages of 65% (sixty five) percent in the case of TRIANA and 35% (thirty five) percent in the case of PALLAS, with respect to the full amount of any loss or damage suffered or incurred by the COMPANY or by BUYER relating to the period prior to the Closing Date, as well as all reasonable costs and expenses (including attorney's fees) incurred by the COMPANY in connection with any suit, proceeding, assessment, action or judgement relating to any of the matters indemnified against in this Sub-Clause 17(A), to the extent that said damages, losses or costs result from the breach, omission or inaccuracy of any representation or warranty of SELLERS contained herein, or in the Exhibits hereto binding upon SELLERS. The representations set forth in Sub-Clause 7.CC.- Taxes and 7.DD.- Social Security Contributions, are excluded from the scope of this Sub-Clause 17-A. The indemnification obligation assumed by GUARANTORS in this Sub-Clause 17.A will last until the second anniversary of the date hereof.

B. Without prejudice of the purchase price adjustment established in Clause Sixth hereof, GUARANTORS agree to indemnify and hold BUYER harmless, in the percentages indicated in A. above, against the full amount of any loss or damage suffered or incurred by the COMPANY and/or by BUYER, relating to the period prior to the Closing Date, as well as all reasonable costs and expenses (including attorney's fees) incurred by the COMPANY and/or by BUYER in connection with any suit, proceeding, assessment, action or judgement relating to any of the matters indemnified against in this Sub-Clause 17B., to the extent that said damages, losses or costs result from the breach, omission or inaccuracy of the representations set-forth in Clauses 7.CC.- Taxes and/or Clause 7.DD.- Social Security Contributions. The indemnification obligation assumed by GUARANTORS in this Sub-Clause 17.B will last until the expiry of the statute of limitations relating to the matters covered by Clause 7.CC.- Taxes and 7.DD.- Social Security Contributions.

C. It is agreed that in the event of damages or losses suffered by the COMPANY, BUYER's right to reimbursement will be exclusively limited to the damages or losses suffered by the COMPANY on a Peseta to Peseta basis.

D. GUARANTORS and BUYER agree that BUYER shall only be entitled to any reimbursement from GUARANTORS under Clause 17.A or 17.B, to the extent that the damages or losses incurred by the COMPANY exceed the amount of the provisions, generic or specific, included in the FINANCIAL STATEMENTS or in the COMPANY's books of account as of the Closing Date.

E. BUYER agrees to indemnify and hold harmless GUARANTORS against and with respect of the full amount of any loss or damage arising on or within two years from the date hereof and suffered or incurred by GUARANTORS because of any breach, omission or inaccuracy of any representation or warranty of BUYER contained herein, in any document furnished or required to be furnished pursuant to this Agreement by BUYER to GUARANTORS or because any document, furnished by BUYER pursuant thereto had been materially incorrect.

F. It is further agreed that any payment made by the COMPANY with respect to damages or losses for which the GUARANTORS should indemnify the BUYER as per this Clause Seventeenth will be excluded from the calculation of AVERAGE EBITDA.

G. It is further agreed that GUARANTORS' obligation to indemnify the BUYER pursuant to this Agreement shall in no case exceed in the aggregate and for any and all concepts the sum of four hundred and twenty million (420.000.000.-) Pesetas, and therefore that the maximum responsibility assumed by each of the GUARANTORS in this Agreement shall be:

    TRIANA:                                                300 million Pesetas.
    PALLAS:                                                120 million Pesetas.

H. It is agreed that the breach by BUYER or by any of the SELLERS of one or more of its obligations hereunder shall not be construed, considered or interpreted as a breach by any other party to this Agreement.

I. It is further agreed that the obligations assumed by each of the SELLERS under the terms of this Agreement are, in all cases, individual and several ("mancomunadas") and not joint ("solidarias").

EIGHTEENTH.- SECURITY.

A. As security for the fulfillment of GUARANTORS indemnification and reimbursement obligations under Clause Seventeenth, concurrently with the execution of this Agreement, an Escrow Agent mutually acceptable to BUYER and GUARANTORS will execute an Escrow Agreement substantially in the form attached as Exhibit 36 hereto, and GUARANTORS will deposit into the Escrow
    319.500.000 Pesetas, in two escrow accounts (214.500.000.- Pesetas by TRIANA and 105.000.000.- Pesetas by PALLAS). The funds in Escrow shall be invested by the Escrow Agent as provided for in the Escrow Agreement, and any earnings on those funds shall be distributed as provided in the Escrow Agreement. The Escrow Agreement shall provide the procedure for reimbursement of funds to BUYER and GUARANTORS, which shall be paid by the Escrow Agent to BUYER or GUARANTORS as the case may be pursuant to the Escrow Agreement.

B. BUYER and GUARANTORS agree that in the event that the COMPANY was the subject of a tax audit ("inspeccion fiscal") after the Second Closing for all the tax periods up to December 31, 1995, once the relevant amounts will have been paid by GUARANTORS so that the COMPANY will be free from any tax contingency up to the Closing Date, then they will cause the immediate release by the Escrow Agent to the GUARANTORS of any sums held in escrow, except for any amounts already blocked under the Escrow Agreement for claims not related to tax matters, in which case any responsibility of GUARANTORS under Clause Seventeenth, except in respect of said blocked amounts, will expire.

C. BUYER and GUARANTORS agree that BUYER, if need be the case, shall enforce its remedies against GUARANTORS in the following order:

    (a) First through the relevant generic or specific provisions of the COMPANY included in the FINANCIAL STATEMENTS or in the books of account of the COMPANY as at the Closing Date;

    (b) Then, on the portion of the purchase price placed in escrow pursuant to Clause Eighteenth A; and

    (c) Once the remedies established in (a) and (b), above have been exhausted, then on any other assets, present or future, of SELLERS, in the understanding that the aggregate responsibility of the SELLERS hereunder shall not exceed the amount set forth in Clause Seventeenth G.

D. The BUYER will not be entitled to set-off any amount owed by any of the GUARANTORS under this Agreement against the purchase price to be paid by BUYER to the GUARANTORS in respect of the 30'80% SHARES on the Second Closing. The BUYER irrevocably waives any right of set-off ("COMPENSACION") to which it may be entitled under the Spanish Civil and Commercial Codes, and represents and warrants to each of the

    GUARANTORS their absolute right and entitlement to receive in full, on the Second Closing, the agreed purchase price in respect of the 30'80% SHARES to be sold to the BUYER.

NINETEENTH.- CLAIMS UNDER THIS AGREEMENT.

(a) In connection with claims for indemnification under this Agreement other than claims contemplated under (c) below, BUYER may make a claim by sending notice within 20 business days, after the BUYER becomes aware of the fact giving rise to the claim, to each of the GUARANTORS stating the nature, basis and amount of the claim and enclosing a copy of the relevant documents. Upon receipt of such notice, each of the GUARANTORS shall have 20 days in which to elect, by notice sent through their duly authorized representative, to object to all or any part of the claim. Failure to give such notice within the required 20 days period shall conclusively constitute (i) rejection of BUYER's claim, and (ii) refusal by GUARANTORS to pay the undisputed portion of the claim.

(b) To the extent that the parties have not agreed upon the validity of any claim made under this Agreement within 25 days after the expiration of the second 20 days notice period, the disputed claim (or the disputed part of the claim) shall be settled by arbitration pursuant to Clause 29 and the amount found to be due BUYER or the COMPANY shall be paid to BUYER or to the COMPANY by GUARANTORS, as ordered in the respective arbitration award.

(c) In connection with any claim for indemnification under this Agreement which is based upon or involves any claim by a third party against the COMPANY, BUYER agrees that BUYER will give to each of the GUARANTORS immediate written notice of such third party claim and provided that GUARANTORS so elect by notice in writing sent through their duly authorized representative to BUYER within 20 days of BUYER's notice, unless the legal term for answering the third party claim is shorter than said twenty days, in which case GUARANTORS will have to give BUYER notice of their decision to defend at least one full business day before the expiry of said legal term, BUYER shall (i) permit GUARANTORS, at GUARANTORS' own expense and through counsel of their own choosing, to defend such claim in the name of the COMPANY; (ii) cooperate in full and cause the COMPANY to cooperate in full with GUARANTORS in such defense, and (iii) not make any appearance, communication, settlement, compromise or admission of liability without the prior written consent of GUARANTORS; it is expressly agreed that in the event of tax claims the COMPANY shall procure the issuance of the necessary bank guarantees to carry-on with the defense, blocking, to the extent necessary, and after having used the generic or specific provisions in FINANCIAL STATEMENTS, the funds held in escrow pursuant to Clause Eighteenth A. above, and any costs and/or expenses incurred by the COMPANY, including the costs of any bonds or bank guarantees, in connection with the defense of said claims shall be fully borne by GUARANTORS. If GUARANTORS shall not elect, in the manner and within the term aforesaid, to defend against such third party claim, then BUYER shall be free to defend, settle or compromise, in whole or in part, the claim at

    BUYER's sole discretion, and GUARANTORS conclusively accept in advance the decision adopted by BUYER on behalf of the COMPANY.

(d) In the event of a tax and/or social security audit of the COMPANY relating to the period prior to the Closing Date, it is agreed that the COMPANY will be represented by the person(s) to that effect appointed by GUARANTORS.

(e) Notwithstanding the procedure set forth in paragraphs (a), (b) and (c) above, any adjustment to the purchase price resulting from Clause Sixth herein above will be governed by the procedure laid-out in said Clause Sixth.

TWENTIETH.- GUARANTEE BY SITEL CORP.

SITEL CORP. does hereby unconditionally guarantee, with waiver of its rights of "excusion, orden y division", the obligations undertaken by the BUYER in Clause Fourth above.

TWENTY FIRST.- NON ASSIGNABILITY. Except as provided for in clause Fourth C. above, this Agreement shall not be assignable by any party without the express written authorization from the other party.

It is expressly agreed that the obligations assumed by the SELLERS hereunder will be binding upon and shall be fully assumed by their respective heirs, successors and assignees, or any other person or entity which may become the owner of their respective shares in the COMPANY which are covered by this Agreement.

TWENTY SECOND.- MERGING OF PREVIOUS AGREEMENTS. This Agreement substitutes and merges any previous agreement, either written or oral, among the parties with respect to the purchase and sale of the SHARES.

TWENTY THIRD.- EXPENSES AND TAXES. Each of the parties will pay all expenses incurred by it in connection herewith, including without limitation the fees of its counsel and its financial advisors. Any taxes incurred in connection herewith will be paid in accordance with Spanish law. Any notarial or stockbroker's fees will be paid 50% by BUYER and 50% by SELLERS.

TWENTY FOURTH.- PRESS RELEASE-CONFIDENTIALITY. None of the parties hereto without the prior written consent of the other party (which consent shall not be unreasonably withheld) shall issue any press release or make any public announcement of this Agreement or of the transactions contemplated hereby.

SELLERS and BUYER agree that each shall maintain a confidential status of this Agreement for a period of five (5) years, except for the notices that BUYER or SELLERS, may have to make in compliance with the Legislation applicable, including the disclosure to their respective Directors and/or direct or indirect shareholders or potential shareholders or investors. All technical information, trade secrets or know-how disclosed pursuant to the terms hereof shall be kept as confidential and SELLERS shall not make disclosure of such without the prior written consent of BUYER, which consent shall not be withheld if such disclosure is required by applicable law or regulation.

TWENTY FIFTH.- FURTHER ACTION. Each party hereto agrees to execute such additional documents or instruments or take any further action reasonably requested by any other party hereto, as may be necessary or desirable to effect the purposes of this Agreement and carry out its provisions.

TWENTY SIXTH.- NOTICES. All notices, consents and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by registered airmail (if from a place other than the same city to which it is sent) registered ordinary mail (if from the same city to which it is sent), or telefax to the parties at the addresses set forth below (or at such other address as may be specified by notice given pursuant hereto) and shall be effective: (a) if delivered personally when they are delivered: (b) in the case of a letter sent by registered airmail or ordinary mail (as applicable), eight
(8) days after they are deposited in the mail, postage prepaid; (c) in the case of a telefax, one (1) day after the telefax is sent:

(a) If to the BUYER:

    SITEL CORPORATION
    Attention Mr. Barry Major
    13215 Birch Street
    OMAHA, NE 68164
    USA
    Telefax number: 1-402-498-26.99

    With copy to:

    J. & A. GARRIGUES
    c/o Ignacio Urbistondo
    C/Jose Abascal, no 45
    28003 MADRID, SPAIN
    Telefax number: 34-1-399.24.08

(b) If to the SELLERS:
    TRIANA 24, S.L.
    Attention: Mr. Vicente Lopez Lopez and
              Mr. Antonio Diaz Ponte
    Narciso Serra, 14
    28007 MADRID - SPAIN
    Telefax number: 34-1-322.65.22

    , and

    PALLAS UNION INVESTMENT B.V.
    Attention: Mr. Manuel Perez-Sala
    Plaza del Marques de Salamanca 9, 4o izda.
    28006 MADRID, SPAIN
    Telefax number: 1-575.94.68

TWENTY SEVENTH.- MODIFICATIONS IN WRITING. any modification of this Agreement shall be valid only if in writing and duly executed by the parties hereto.

TWENTY EIGHTH.- GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Spain.

TWENTY NINETH.- ARBITRATION. Any dispute, difference or question which may arise at any time hereafter between the parties hereto out of or in connection with this Agreement or the rights and liabilities of the parties hereto shall be finally settled by Arbitration in Law to be held in Madrid pursuant to the rules of the December 5, 1988 Act on Private Arbitrations; the award shall be rendered by three arbitrators, one appointed by GUARANTORS, one appointed by BUYER and the third, who shall be the President, by mutual agreement of the other two arbitrators, failing which the appointment will be made by the Dean of the Madrid Bar Association; in the event that SELLERS could not reach an agreement to appoint their arbitrator, then such arbitrator will be appointed by the Dean of the Madrid Bar Association. Each of the GUARANTORS shall be entitled to conduct its own legal defense in the arbitration proceeding. The procedure shall be conducted in Spanish in Madrid. The final awards shall be binding upon the parties. The arbitration award shall be issued within six months from the date that the last arbitrator accepts the arbitral duties. Should it be necessary, in particular with reference to the participation of the Courts in the arbitration proceedings, the parties submit themselves to the Courts of Madrid, expressly waiving the right that they may have to any other jurisdiction.

THIRTIETH.- NON-COMPETE. Each of the SELLERS agrees that for a period of four
(4) years next following the date hereof, he (she) or it shall not directly or indirectly either as an employee, agent, owner, partner or stockholder owning more than 5% interest in the business concern, engage in any business activity which is in any way competitive with the business now being conducted by the COMPANY. Mr. Cesar Lopez Perez is expressly excluded from the non-compete commitment contained herein. In the case of PALLAS, this commitment will be limited to Spain and to direct investments the primary business activity of which competes with the COMPANY present business activity.

THIRTY FIRST.- HEADINGS. The headings of the Clauses and paragraphs of this Agreement are intended merely to facilitate reading. They do not purport to describe the contents of the respective Clauses or paragraphs of this Agreement nor do they constitute covenants, terms or conditions of this Agreement. No regard shall be given to the same in construing the covenants, terms and conditions of this Agreement.

THIRTY SECOND.- COUNTERPARTS.

This Agreement is executed in four original counterparts. However, the parties execute only one set of the Exhibits hereto, which is delivered to Mr. Manuel Mellado, the Corredor de Comercio participating in this Contract, who then shall deliver three authenticated sets of said Exhibits, one to BUYER, one to TRIANA and the third to PALLAS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in four counterparts in the place and date first above written.


SITEL HISPANICA, S.A.


By
   -----------------------



SITEL CORPORATION


By
   -------------------------------

PALLAS UNION INVESTMENT COMPANY, B.V.


By
   -----------------------------------


TRIANA, 24, S.L.



By
   --------------------------------------




- -------------------------------------------
VICENTE LOPEZ LOPEZ





- -------------------------------------------
ANTONIO F. DIAZ PONTE



- ------------------------------------------------
CESAR LOPEZ PEREZ